UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2012

INTELLICELL BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-49388	91-1966948
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

460 Park Avenue, 17th Fl
New York, NY 10022
(Address of principal executive offices) (Zip Code)

(646) 576-8700
(Registrant’s telephone number, including area code)

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 7, 2011, Intellicell Biosciences, Inc. (the “Company”) entered into a security agreement (the “Security Agreement”) with TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA”), related to a $500,000 convertible promissory note issued by the Company in favor of TCA (the “Convertible Note”).  The Security Agreement grants to TCA a continuing, first priority security interest in all of the Company’s assets, wheresoever located and whether now existing or hereafter arising or acquired.

The above description of the Security Agreement and Convertible Note does not purport to be complete and is qualified in its entirety by the full text of the document itself. See Item 2.03 herein, which is incorporated by reference in this Item 1.01.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Convertible Promissory Note

On June 7, 2012, the Company issued the Convertible Note in favor of TCA.  The maturity date of the Convertible Note is June 7, 2013, and the Convertible Note bears interest at a rate of twelve percent (12%) per annum.  The Convertible Note is convertible into shares of the Company’s common stock, par value $0.001 per share (the "Common Stock") at a price equal to ninety-five percent (95%) of the average of the lowest daily volume weighted average price of the Common Stock during the five (5) trading days immediately prior to the date of conversion.  The Convertible Note may be prepaid in whole or in part at the Company’s option without penalty.

Item 3.02  Unregistered Sales of Equity Securities

In addition, the Company is relying on an exemption from the registration requirements of the Securities Act of 1933, as amended, for the private placement of our securities underlying the Convertible Note pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder.  The transaction does not involve a public offering, TCA is an “accredited investor” and/or qualified institutional buyer and TCA has access to information about us and its investment.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Convertible Note, dated June 7, 2012, issued by the Company in favor of TCA

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLICELL BIOSCIENCES, INC.

Date: June 8, 2012	By:	/s/ Dr. Steven Victor
Name: Dr. Steven Victor
Title: Chief Executive Officer

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